EXHIBIT 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator:  Joe Burgess
June 16, 2011
2:00 p.m. ET

Operator:
Welcome to the Insituform Technologies, Inc. 2011 Full Year Guidance Update Call.  Any financial or statistical information presented during this call, including any non–GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results, will be available on our Web site, insituform.com.

During this conference call, we’ll make forward–looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward–looking statements.  Please use caution and do not rely on such statements.

Now, I’ll turn the call over to Insituform’s CEO, Joe Burgess.

Joe Burgess:
Thank you, and good afternoon, and thank you for joining the call on such short notice.  I’m going to make a few remarks here at the outset dealing with a couple of topics that I think will hopefully add some color to the press release that was issued, although I think it does a pretty good job of standing on its own for the status of our North American business.

The comments I'll make are around four or five key points.  The first will deal with, given the circumstances in the first half, why we did not take down the guidance in the first quarter.  We were actually asked that question, some may recall, during our first quarter call.

The simple answer is, at the end of the quarter, while we certainly saw a very difficult environment that we went through in the first quarter related to market conditions and then compounded by weather certainly, we actually saw a very, very robust bid table, which in fact has manifested in the second quarter.  And we felt that we were going to be able to get that work and get the bulk of it executed in 2011.

And when we combined that prognosis on our North American business with good performance in the balance of our business, Asia Pacific, Europe and our Energy and Mining platform, we felt like that would allow us to stay within our guidance range.  However, what's happened in the second quarter is acquisitions, while robust, do not have the work release schedules that will allow for any substantial catch up in 2011 with our North American business.

And as we addressed in our release, the diameter mix shift to small seems to be holding, and work releases have been slower than in the past.  And we think that those two factors will continue to push some of this backlog in terms of its execution into 2012 as well as to suppress margins.

So, having observed our May results and having had time to look at work releases around the robust acquisitions that we've been seeing in the second quarter, we now obviously no longer think that we're going to have that opportunity.

I guess the second point is just to give a little color on crew utilization, which is an issue here.  I've said in some previous remarks that I think an underrated statistic in our business is order size.  And what we've seen over the last few months, really over the last couple of years, is a pretty aggressive shrinkage of our average order size in the business.  And that increases the number of transactions we have to execute.  And I think that, probably in 2011, a fair conclusion would be that we became a little bit overly aggressive at monetizing our backlog down below six months from levels of eight to nine months traditionally.

And when you combine those two factors, shrinking order size and a lower backlog, it has definitely strained our logistics capability in terms of being able to keep these smaller orders in front of our crews so that they can execute longer production runs, which of course is where the entire company is most efficient, both in terms of putting tube in the ground and also managing, both our manufacturing and our wetout verticals.

Just to give you some statistical evidence, we've monetized the backlog from just under 200 in late '09, I would say, to down to $150 million towards the end of last year.  And given that, in combination with the order size shrinkage, which has not allowed us to base load some crews in specific areas as we have in the past, has led to some of these logistical difficulties.  And I think that speaks that we probably need to run that backlog back up about $25 or $30 million so that we have more opportunities and options to load our crews more efficiently.

On order size, in 2009, we had an average order size of $403,000, shrank to  $305,000 in 2010 and shrunk further to $285,000 in the first quarter of this year.  So, that again, just makes the business a little bit more difficult to manage logistically.

I think the good news on that though is the average order size, as we thought it would in the first quarter as we looked at our bid table, has bounced back up north of $350,000 with some somewhat larger projects teed up for the balance of the year.

I think the third thing I'd just like to discuss is, given the results of our North American business, is why we expect to be better in the second half, and we do expect to be significantly better.  The first reason I just spoke about is a little more backlog that's going to allow us to schedule much more efficiently, particularly in our Eastern region and increasingly in the West where we're starting to pick up backlog.

As I mentioned, I think you'll see us run that up to seven, maybe even eight months as opposed to the five we've really been averaging over the last six months.

I also mentioned two key large order sizes at around $381,000.  This allows us to develop larger crew production runs.  We also have some large orders that allow us to obviously base load a greater proportion of our crews, and then they can, of course, cherry pick work around those base level contracts.

So, in general, we expect that, as we addressed in the first quarter, better weather, so less lost production days, should contribute probably $5 or $6 million of improvement in the back half, increased volume because of the larger bid table, $7 to $8 million, and then we think better productivity due to less stranded cost and increased crew utilization over the back half of the year, another $7 to $8 million, which should contribute significantly to improving the North American results for the balance of the year.

I guess the last point is, since we're on the call, we can just talk a bit about the balance of the business.  Our other business units' results are as we expected them to be.  Staying with rehabilitation for a minute, we expect to see reasonable and meaningful profitable increase in Asia Pacific, driven really by very strong performance in our Australian business.

And we expect a strong second half in our India business.  As we alluded to, we actually have bid on two major projects in the Delhi area.  We expect to submit bids here in the near term on our first projects in Mumbai and strong business in Australia, and we see new opportunities, particularly in Malaysia around the city of Kuala Lumpur that will all be happening in the second half.

Europe is performing as expected – again, meaningful profit improvement over 2010.  And our E&M platform continues to perform very, very well as we expected it to.  And just breaking that down, we continue to expect to have record years for UPS and for Corrpro, both with very strong second halves.  Bayou has had a good first half, but as we've mentioned before, we expect them to be soft in the second half just because of the lack of large scale and particularly large diameter piping orders.  This has been expected, although we expect 2012 to be very strong, particularly as we continue to work our way through inquiries and orders on expected offshore work.  And the E&M platform looks very, very strong for 2012 and beyond.

So, the rest of the businesses are performing really as we expected.  I'm confident that as we get into the North American business and implement some change in the organization and as our businesses continue to advance, as we move the company forward in terms of our growth initiatives, that we'll be back on track in terms of achieving our long-term goals of attaining a 15 percent return on capital in 2012 and delivering consistent premium returns to our investors.

So, given the nature of this call, there will be a lot of questions, so I'll limit my remarks to those, and we'll go to questions. And thank you again, for taking the time on such short notice.

Operator:
Thank you.  If you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Our first question is from Arnie Ursaner from CJS Securities.

Arnie Ursaner:
Hi, good afternoon.  I'm looking back at some of the comments you made in your previous call, and at the time, you were very clear, indicating that to achieve your guidance, it did require a robust Q2 and Q3 bidding success in NAR, and it also involved improved execution.  At that time, your bid table had probably $80 million in April available and as much as $220 million in May/June in North America.  What is the magnitude of the current bid table, and maybe you could expand a little more on what pushed these out, as far out as they appear to be going?

Joe Burgess:
Yes, the bid table showed up really, I would say, at about 80 percent of what we were talking about there.  And really, not that those projects have gone away – they just have not come to bid for a variety of reasons, Arnie.

Our acquisitions have been very robust. We expected, I think we said 270. Is that the number you quoted?

Arnie Ursaner:	Well, you were close to the $300 million in total available.

Joe Burgess:	Yes. And so, we have an acquisition forecast that, based on where that shakes out regionally, where we have an expectation of capturing 45 to 50 percent of that.

We had a strong April.  We had a better May.  And our acquisition profile is great for June.  But, as we look at the work release schedules and the experience we're having with getting acquisitions from soft backlog, once they're acquired, to hard backlog and then actually getting them the work. And then the work profiles that we see suggest that we're not expecting a significant bounce back where we're doing 84, 85 percent small diameter versus last year doing 78 or so. So that's significantly contributing to the reason why we just don't think, while the bid table is very strong, we're going to be able to get all of that revenue and margin captured in 2011.  And so, a lot of this bid table that has been delayed is going to slide into 2012, or a fair amount of it.

Arnie Ursaner:	OK. I'm sure you have a lot of questions, so I'll stop there. Thank you.

Operator:	Our next question comes from the line of John Quealy with Canaccord.

Chip Moore:	Thanks. It’s Chip Moore for John. Was wondering if you could give us some more details on some of the restructuring initiatives you referenced in this morning's press release?

Joe Burgess:
Well, not a lot, just because we're diving into that, and I'd prefer not to provide significant details until we're completed with that analysis.  But, certainly, I will say that, if the market is going to present us with an increased mix of small diameter work, that is the most commoditized aspect of our market.  You guys are well aware of that.  You've heard me say that and lots of people say that.

It’s also the most competitive aspect of our market.  So, I think we really have to look at both business unit and corporate level support costs as they relate to that North American market so that we make sure that we maintain our competitive advantages in that market condition.  And so, we're evaluating that now and would expect to have details on that very quickly.

Chip Moore:	OK, that's fair. Thanks.

Operator:	Our next question comes from the line of Chris Wiggins with Oppenheimer.

Chris Wiggins:	Hi, good afternoon.

Joe Burgess:	Hi, Chris.

Chris Wiggins:
Hi.  I'm just wondering if you could help me out a little bit.  I'm trying to reconcile your comments obviously on better order or improving orders and a stronger backlog versus, I think you'd pointed to issues as far as work release schedules not being released yet.  So, I guess, with the background looking better, can you kind of address the conference that the schedules actually get released?

Joe Burgess:
Well, the issue is that we're no different than any of the other competitors in this market – we don't control the release of the work.  Projects come to bid, they go through a phase that we call apparent low bid.  Then, we translate them to backlog, by the way, when we sign a contract.

And then, we have to work with the clients to actually release the work, and if it’s a couple of million dollars worth of work, the client very much controls when and what and how that gets released.  And that has become a much slower process than it has been really over the last couple of years.

And so, while we had a very large bid table in the second quarter and see an even larger bid table in the third quarter and are enjoying our traditional levels of success if not even better, we don't believe, which we believed two months ago, that we're going to be able to keep that work in conjunction with our clients on schedule enough to affect the catch up really that we anticipated.

And that combined with the work looks more small diameter than we had certainly forecasted.  And that's the lower margin end of our NAR business.  We don't believe that we're going to be able to meet the prospects that we had laid out for the North American business this year.

Chris Wiggins:
That's helpful.  And can I just ask what you're seeing as far as the competitive environment goes?  Are you seeing any changes from competitors, whether they're getting more irrational or just kind of what the environment looks like from a competitive standpoint?

Joe Burgess:
Well, the business is more competitive at smaller diameters, as I've said before.  I mean, if you're trying to put in a 48 inch diameter sewer line repair, there's probably four or five – depending on the region you're in, there might be four or five companies that can compete for that, that have the technical expertise and can convince the community that they have the technical expertise, which is as important.

When you get down to 12 and eight inches, you can double that number effectively in a lot of regions.  And so, there's both more competition, and of course, that raises the notion that some of those people might price their job with a different risk and return metric than we have.

You know, having said that, we think that pricing and the margin compression that we're seeing is really related to the mix.  We haven't seen, at least in our bid analysis, that people are buying work or, pricing things in what people would consider a destructive manner.  So, our analysis suggests that it’s mostly driven by this mix change in the small diameter, although that market remains very competitive.

Chris Wiggins:	Great, thank you. And if I could just sneak one quick one in, any color on the trends you're seeing in the sales of third party tube?

Joe Burgess:
Those have kind of trended with our business in the fact that they were pretty strong last year, and then starting to drop off a little bit in the fourth quarter, slow first quarter, due to weather.  And not so good second quarter, but starting to pick up in terms of order book as people get geared up for the construction season.

Chris Wiggins:	Great. Thank you for your time.

Joe Burgess:	Sure. Thank you.

Operator:	Our next question comes from the line of Jeff Beech with Stifel Nicolaus.

Jeff Beech:	Good afternoon, Joe.

Joe Burgess:	Hey, Jeff.

Jeff Beech:
It would be helpful if you could give us an idea of how much – you gave a great breakdown on profits.  Can you give us an idea how much shortfall you're looking at over your expectations just on the revenue part of it?

Joe Burgess:	We think we're going to end up in NAR about 350 to 360. David, is that right?

David Martin:	That's right.

Joe Burgess:
Of course, some of that's related to – again, we feel much better about that number as we've gone through our bid table here in the second quarter, feel good about the third quarter.  But, of course, you know, we have seen a slowdown in work releases.  But, we think that number accounts for what we're seeing or what we're anticipating out there.

Jeff Beech:
OK.  And then, secondly, on the delays that you're seeing in work releases, you have lots of good long-term relationships there.  What do some of the clients say are the reasons for the delays?  Are a lot of these budget related, or are there other factors?

Joe Burgess:
Well, you have clients bidding the work.  And again, nothing's really changed with our dynamic in the sense that, probably, 60-65 percent of our work is associated with longer term consent decrees, you know, 35 to 40 percent is associated with spot repairs and things that clients are doing out of operating budgets.

Certainly, we've seen the smaller chunk of that, stuff that's coming out of operating budgets, both be less, and again, subject to much smaller work releases.  So, clients that are repairing their system, what does that mean?  Clients repairing their systems over time that have traditionally spent a couple of hundred thousand dollars a year or a million dollars a year compressing that down, not eliminating the program necessarily, but trying to spend much less.

On the consent decree side, it looks to us like clients are substituting smaller diameter for larger diameter so that they can kind of maintain footage repair totals with the lower overall expenditure.

Now, these are general trends.  We certainly have specific examples of that.  But, that's what looks to us is going on.  And what that means for us is less work in some cases, but even on jobs where we have project awards, it’s working with the client and doing smaller diameter work.  So, you're doing significant amounts of footage that don't come with the revenue and the gross margin.

Jeff Beech:
Right.  And as a last question, on the delays that are occurring, it seems like there's eventually going to be a large diameter portion of a lot of the consent decree business that you haven't seen for a couple of years.  There must be limits on how long the municipalities go before they, you know, step up into those larger projects.  Any thoughts on that and conversations you've had with clients?

Joe Burgess:
I think that it certainly has to.  At some level, you do all the small diameter work, and then you have to start executing on the medium diameter and the larger diameter.  But we don't have a sense of the timing of when that would occur.  And that's really one of the reasons that we're kind of taking a look at the cost side of the NAR organization, particularly as it relates to business unit and corporate support, not the technical side of the business so much, but – because if we stay in this over a six to nine month period then, we need to reflect that that has potential to be a lower margin piece of the business.

Jeff Beech:	All right, thank you.

Joe Burgess:	You're welcome. Thank you.

Operator:	Our next question comes from the line of Eric Stein with Northland Capital.

Eric Stein:	Hello. Thanks for taking the questions.

Joe Burgess:	Hey, Eric.

Eric Stein:
You covered quite a bit.  I guess my question is just more clarity on the small diameter pipe, the increased mix there.  I mean, so this is not a function of a municipality – I mean, in a certain project, they cannot switch small diameter for large, right?  This is – is it correct to assume that this is just choosing to do small diameter work first and push out the large diameter?

Joe Burgess:
That's true.  They make that call.  I mean, it depends on the specifics of their arrangements with whatever the regulatory agency is.  But, generally, those are pretty broad documents that allow them to meet goals at annual intervals or three year intervals or even five year intervals.  So, they have flexibility both within their engineering design and how they propose to implement the work.

And, as we indicated, clients are doing work. It’s just that they're choosing to piecemeal the work if it’s outside of these longer term capital plans. And we're just seeing a lot more small diameter.

Eric Stein:	OK. One last question for me – the guidance that you provided, does that include any potential structuring costs within NAR?

Joe Burgess:	Not at this time because we're still working on it.

Eric Stein:	OK. Thank you.

Joe Burgess:	You're welcome.

Operator:	Our next question comes from the line of Glenn Wortman with Sidoti and Company.

Glenn Wortman:	Yes, good afternoon, everyone.

Joe Burgess:	Good afternoon.

Glenn Wortman:
You mentioned that the average order size has started to increase again.  Can you just help us understand what's causing the ebb and flow in the average order size, and is there a risk that these orders start shrinking again, as we move into, you know, late 2011, 2012?

Joe Burgess:
The average order size has gone up in the second quarter because there were a couple of larger scale bids that came out.  Certainly some large bid activity in Hawaii, there were a couple in Virginia, some decent sized projects in Arizona, which we were able to capture.  What else, off the top of your head, David?

David Martin:	Some more in the Northeast.

Joe Burgess:
Yes, a few in the Northeast.  After kind of dealing with some very small order flow, really for the last three months and then certainly for the first quarter – the second quarter, I would say, got to more normal on our acquisitions.  As I think I indicated, our acquisitions through the end of May for the second quarter were north of 360,000 on order size, which is just a better bounce back for us.

That is, unfortunately, the most difficult part of the market to project.  And then, of course, imbedded in this as I've been talking about, is within that order, a community can then choose to structure doing the small first or,  to manage their own cash flows as conservatively as they want to manage them.

Glenn Wortman:	OK. And then, a second question, I know 2012 …

Joe Burgess:
But, I think, generally speaking, the relationship between our logistics and our crew utilization and efficiency pretty tightly correlated with that order size as we've studied it really over the last nine months.

Glenn Wortman:
OK.  And then, a second question, I know 2012 is a long ways away, but how are you thinking about this NAR business, as we move into next year and any potential impact from lower government spending?  Can you just give us your broader thoughts on where this market might be heading over the next year or two?

Joe Burgess:
Well, you know, we obviously came into this year expecting some modest growth in NAR based on the bid table.  And that took a bit of a lag, some of it due to Mother Nature.  But we can certainly draw the conclusion that municipalities are clinging to their dollars and being much slower to release them than they were certainly during the back half of '08, which is when I was here, and then '09 and '10.

We don't see a lot of work cancellations or shut down of project activity because municipalities or the water utilities or wastewater utilities that are associated with those municipalities are bankrupt or defaulting in debt in this.  It’s just a much more conservative approach to capital, even if that capital is structured within a consent decree program, I guess with the idea being that they will do their level best to meet their requirements while preserving as much cash as they can for what they see as potentially a rainier day than it is now.

Glenn Wortman:	Thank you for taking my questions.

Joe Burgess:	Sure.

Operator:	Our next question comes from David Rose with Wedbush Securities.

David Rose:
I have two quick questions.  The first is, I'm wondering, Joe, is there anything, or maybe you can outline the specific products or what you need to do to improve your forecasting ability, because clearly, it sounded like you were just as frustrated as the rest of us were in the ability to forecast?  What needs to be done to forecast better?

And then, on that note, you certainly should have had some clarity in terms of the size of the diameter of the projects in the bid table.  So, my sense is that the information that was coming to you was not as clear as it could have been.  So, what changes should we see going forward?

And then, secondly, on the 2012 guidance for return on invested capital, that implies some pretty impressive net income numbers.  So, my question is, is that equity or capital structure adjusted for restructuring charges that are anticipated?

Joe Burgess:
You know, on the forecast thing, I think the one critique I would have is really not vetting at an appropriate time what the mix is or what the mix could be, what the variations in the mix could be within our acquisitions.  We really don't start taking a look at that until we're in active work planning when things kind of push much closer to just what we'll call workable backlog.

And in terms of forecasting the business, undoubtedly we are working on stuff now that were in our acquisitions funnel whenever, maybe three months ago, maybe as long as nine months ago.  And, so clearly, we were not getting or interpreting correctly the market intelligence that should have been present already in our acquisitions backlog.  And so, we're very focused on getting better at that as we speak.

David Rose:	Is there a new tool, an informational tool, or is it – does it imply more ops reviews? What do you need to do so we can get more comfortable with 2012 numbers?

Joe Burgess:
It’s more ops reviews and working through what we award.  Like when we say we've won $44 million worth of acquisitions in May, where that is, what is the diameter mix, how is it priced, certainly on the significant orders, what does the contract say about work releases and, you know,  what's the support that the municipalities – what are their requirements to get that work teed up, you know, just a variety of things.

I don't think it’s a situation where we don't have the information.  We just have to do a better job of getting it out there and understood so that we can then adjust our crew and execution organization to manage that as efficiently as we can.

David Rose:
And have you started that process or will you start that process, and is there a date for, you know, sort of a – not necessarily a restructuring of personnel, but a restructuring of the way things are done?

Joe Burgess:	We've started that right now.

David Rose:	OK. And then, the last question on ROIC?

Joe Burgess:
Yes.  Well, I think it makes our goal for 2012, which we announced back in 2008 of 15 percent, much more challenging.  You know, we do expect to continue to be able to improve the North American business.  2012 looks very, very strong for our E&M platform.  And I think both of our international operations on the rehab side, both Europe and Asia Pacific, will have substantial profitability increases in '11.  And we see substantial opportunity for those businesses in '12, as well.

And then, of course, as we've said in the past, we think we continue to look at opportunities for growth across all our platforms beyond that and feel like we have the capacity to do that.

So, while we had laid out a plan to go from 3 percent return in '08 to 6 percent, to 9 percent, to 12 percent, to 15, but the condition in NAR obviously means it’s going to be a little lumpier than that.  But, you know, we still believe, based on our '12 prospects really across the range of our businesses and what we see as growth opportunities before us, that we can continue to pursue that goal.

David Rose:
OK, thank you.  And then, maybe lastly on that note is, on the forecasting for the other parts of the business, is there something that you need to do differently, or are there any concerns that you may have now in light of what you've seen in the information flow in North America that you have to do differently?

Joe Burgess:
The only business that's difficult to forecast on the E&M side, I would say, is Bayou, and that's because it’s a large project business that is heavily dependent on timing.  You know, so if we go into a year thinking that a project is going to happen, you have to make a judgment game as to when some of these large projects will actually be executed.

And, Corrpro is generally a very consistent business.  It’s a business that you have to understand the seasonality of it, and they all have those characteristics.  But, I think because of the pipeline inspection aspects of Corrpro and because of the maintenance aspects with the previously installed cathodic protection, that business is relatively smooth.  The Corrpro managers are probably shaking their heads going, no, no, it’s not, but it – from a top down perspective, it’s a pretty consistent business.

And then, UPS is a business that you certainly have to look at what's going on with mineral pricing in some key markets, particularly South America, South Africa and Australia to kind of judge what the level of capital spending is going to be.  On the oil and gas side, it still has strong elements of a maintenance play.  So, there's a level of consistency certainly in the Canadian market and the U.S. market.  But, those businesses are generally much easier to forecast.

David Rose:	OK, great. Thank you very much.

Joe Burgess:	Sure.

Operator:	At this time, I'm showing no further questions. I would like to turn it over to our speakers for any closing remarks.

Joe Burgess:
OK.  I'll just thank everybody again.  I know this was short notice, and we appreciate you taking the time and the questions.  And we'd just assure you that we are – while disappointed to have to lower this guidance, again, because we've been very focused at Insituform about changing this company from what it was in the past to one that can achieve consistent year-over-year growth, both in terms of revenue and earnings, and this is obviously something that is a step back from that.

But, we don't really think that it indicates anything other than a, hopefully a short term market condition that will kind of take us away from the path we're on, which is to diversify our businesses into higher value products and services, certainly to diversify our exposures from a mix of governmental clients and industrial clients, and then of course, try to intelligently slot those products and services into our global platform to drive profitable growth.

So, while we're disappointed that we've had this first six months with NAR and we have some challenges for the balance of the year to deal with the market conditions, we think we can keep this on track to keep this company on the path towards being a premium return investment for our shareholders.

So, thank you for taking the time. And as always, we'll be available for follow ups. Good afternoon.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may all disconnect. Everyone have a great day.

END